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                                                                    EXHIBIT 6(a)


INDEPENDENT AUDITORS' CONSENT


We consent to the use in this Post-Effective Amendment No. 8 to Registration Statement No. 333-80825 on Form S-6 of our report dated February 8, 2002, related to the statement of assets and liabilities of Pacific Select Exec Separate Account of Pacific Life & Annuity Company as of December 31, 2001, and the related statement of operations and financial highlights for the year then ended and the statement of changes in net assets for each of the two years in the period then ended, and of our report dated February 27, 2002, related to the financial statements - statutory basis of Pacific Life & Annuity Company as of December 31, 2001 and 2000, and for the years then ended, which report expresses an unqualified opinion with respect to the presentation of such financial statements - statutory basis in accordance with the accounting basis prescribed or permitted by the Insurance Department of the State of Arizona, which is a comprehensive basis of accounting other than accounting principles generally accepted in the United States of America, and also states that such financial statements - statutory basis are not presented fairly in accordance with accounting principles generally accepted in the United States of America, appearing in the Prospectus of Pacific Select Exec II - NY, which is part of such Registration Statement.

We also consent to the reference to us under the heading "Experts" appearing in such Prospectus.


/s/DELOITTE & TOUCHE LLP

Costa Mesa, California
April 18, 2002